EXHIBIT 10.6(b)

BROWN & BROWN, INC.
STOCK PERFORMANCE PLAN

As Amended, Effective January 23, 2008

Brown & Brown, Inc., a corporation organized under the laws of the State of Florida, establishes this Stock Performance Plan for the purposes of attracting and retaining Key Employees, providing an incentive for Key Employees to achieve long-range performance goals, and enabling Key Employees to share in the successful performance of the stock of Brown & Brown, Inc., as measured against pre-established performance goals.

ARTICLE I – DEFINITIONS

1.01    Award Effective Date means, with respect to each share of Performance Stock, the date on which the award of the share of Performance Stock to a Key Employee is effective. An award of Performance Stock shall be effective (i) as of the date set by the Committee when the award is made or, (ii) if the award is made subject to one, or more than one, condition under Section 6.02 of this Plan, as of the date the Committee in its sole and absolute discretion determines that such condition or conditions have been satisfied.

1.02    Board means the Board of Directors of Brown & Brown, Inc.

1.03    Change in Control means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person not previously possessing such power, acting alone or in conjunction with others, whether through ownership of Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote twenty percent or more of the outstanding Stock by a person or persons. For purposes of this Section 1.03, the term “person” means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government. Also for purposes of this Section 1.03, customary agreements with or among underwriters and selling group members with respect to a bona fide public offering of Stock shall be disregarded.

1.04    Code means the Internal Revenue Code of 1986, as amended.

1.05    Committee means the Compensation Committee of the Board or, if the Compensation Committee at any time has less than three members, a committee that shall have at least three members, each of whom shall be appointed by and shall serve at the pleasure of the Board.

1.06    Company means Brown & Brown, Inc., a corporation organized under the laws of the State of Florida.

1.07    Disability means a physical or mental condition of a Key Employee resulting from bodily injury, disease or mental disorder that renders him or her incapable of engaging in any occupation or employment for wage or profit. Disability does not include any physical or mental condition resulting from the Key Employee’s engagement in a felonious act, self-infliction of an injury, or performance of military service. Disability of a Key Employee shall be determined by a licensed physician selected by the Committee in its sole and absolute discretion.

1.08    Key Employee means a full time, salaried employee of the Company who, in the judgment of the Committee acting in its sole and absolute discretion, is a key to the successful operation of the Company.

1.09    Performance Stock means Stock awarded to a Key Employee under this Plan.

1.10    Performance Stock Agreement means the written agreement between the Company and a Key Employee to whom an award of Performance Stock is made under this Plan.

1.11    Plan means this Brown & Brown, Inc. Stock Performance Plan.

1.12    Stock means the common stock, $0.10 par value, of the Company.

1.13    Year of Vesting Service means, with respect to each share of Performance Stock, a twelve consecutive month period measured from the grant date of the Performance Stock and each successive twelve consecutive month period measured from each anniversary of such grant date for that share of Performance Stock.

ARTICLE II – ELIGIBILITY

Only Key Employees shall be eligible to receive awards of Performance Stock under this Plan. The Committee, in its sole and absolute discretion, shall determine the Key Employees to whom Performance Stock shall be awarded. A member of the Committee is not eligible to receive grants of Performance Stock during the period he or she serves on the Committee.

ARTICLE III – STOCK AVAILABLE FOR AWARDS

The Company shall reserve 7,200,000 shares of Stock for use under this Plan. All such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock that have been reacquired by the Company. Furthermore, any shares of Performance Stock that are forfeited under Section 6.03 of this Plan shall again become available for use under this Plan.

ARTICLE IV – EFFECTIVE DATE

This Plan shall be effective on the date it is adopted by the Board, subject to the approval of the shareholders of the Company within twelve months after the date of adoption of this Plan by the Board. Any Performance Stock awarded under this Plan before the date of such shareholder approval shall be awarded expressly subject to such approval.

ARTICLE V – ADMINISTRATION

This Plan shall be administered by the Committee. The Committee, acting in its sole and absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. Furthermore, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company with respect to each affected Key Employee and each other person directly or indirectly affected by such action. Nothing in this Article V shall affect or impair the Board’s power to take the actions reserved to it in this Plan.

ARTICLE VI – PERFORMANCE STOCK AWARDS

6.01    Committee Action. The Committee shall have the right to award shares of Performance Stock to Key Employees under this Plan. Each award of Performance Stock shall be evidenced by a Performance Stock Agreement, and each Performance Stock Agreement shall set forth the conditions, under which the award will be effective and the conditions under which the Key Employee’s interest in the Performance Stock shall become fully vested and nonforfeitable.

6.02    Conditions for Awards. The Committee shall make the award of Performance Stock to Key Employees effective only upon the satisfaction of one, or more than one, objective performance targets. The Committee shall determine the performance targets which will be applied with respect to each grant of Performance Stock at the time of award, but in no event later than ninety (90) days after the commencement of the period of service to which the performance targets relate. The performance criteria applicable to Performance Stock awards will be one or more of the following criteria:

(1)	Stock price;

(2)	average annual growth in earnings per share;

(3)	increase in shareholder value;

(4)	earnings per share;

(5)	net income;

(6)	return on assets;

(7)	return on shareholders’ equity;

(8)	increase in cash flow;

(9)	operating profit or operating margins;

(10)	revenue growth of the Company; and

(11)	operating expenses.

The related Performance Stock Agreement shall set forth each such target and the deadline for satisfying each such target. The Committee must certify in writing that each such target has been satisfied before the award of Performance Stock becomes effective. The shares of Stock underlying an award of Performance Stock shall be unavailable under Article III of this Plan as of the date on which such award is made. If an award of Performance Stock fails to become effective under Section 6.01 of this Plan, the underlying shares of Stock subject to such award shall be treated under Article III of this Plan as forfeited and shall again become available under Article III of this Plan as of the date of such failure to become effective. No more than 20,000 shares of Performance Stock may be granted to a Key Employee in any calendar year.

6.03    Conditions for Nonforfeitability of Performance Stock.

(a)    Subject to the provisions of Article IX of this Plan, and except as otherwise provided in this Section 6.03, a Key Employee’s interest in the shares of Performance Stock awarded to him or her shall become fully vested and nonforfeitable upon the satisfaction of any conditions for the grant specified by the Committee pursuant to Section 6.02 and upon the Key Employee’s completion of fifteen Years of Vesting Service for the Company. Subject to the provisions of Article IX of this Plan, if the Key Employee’s employment with the Company terminates before his or her completion of fifteen Years of Vesting Service for the Company, the Key Employee’s interest in the awarded shares of Performance Stock shall be forfeited unless:

(1)    the Key Employee has attained age sixty-four;

(2)    the Key Employee’s employment with the Company terminates as a result of his or her death or Disability; or

(3)    the Committee, in its sole and absolute discretion, waives the conditions described in this Section 6.03.

(b)    If the Key Employee attains age sixty-four prior to his or her completion of fifteen Years of Vesting Service for the Company, the Key Employee’s interest in the awarded shares of Performance Stock shall become vested and nonforfeitable at the rate of one-fifteenth of the awarded shares of Performance Stock for each Year of Vesting Service the Key Employee completes for the Company until the earlier to occur of (1) the Key Employee’s completion of fifteen Years of Vesting Service for the Company, or (2) the termination of the Key Employee’s employment with the Company, provided that any conditions for the award of such shares, or portion thereof, specified by the Committee pursuant to Section 6.02 have been satisfied.

(c)    If a grant of Performance Stock is made to the Key Employee after he or she attains age sixty-four, but before his or her employment with the Company terminates, the Key Employee’s interest in the granted shares of Performance Stock shall become vested and nonforfeitable upon satisfaction of any conditions for the award of such shares, or portion thereof, specified by the Committee pursuant to Section 6.02, at the rate of one-fifteenth of the awarded shares of Performance Stock for each Year of Vesting Service the Key Employee completes for the Company until the earlier to occur of (1) the Key Employee’s completion of fifteen Years of Vesting Service for the Company, or (2) the termination of the Key Employee’s employment with the Company.

(d)    The Key Employee’s interest in the shares of Performance Stock granted to the Key Employee and with respect to which any conditions for the award of such shares specified by the Committee pursuant to Section 6.02 have been satisfied, will become fully vested and nonforfeitable upon the termination of the Key Employee’s employment with the Company as a result of his or her death or Disability.

6.04    Dividends and Voting Rights. If a cash dividend is declared on a share of Performance Stock after the Award Effective Date, but before the Key Employee’s interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable, the Company shall pay the cash dividend directly to the Key Employee. If a Stock dividend is declared on a share of Performance Stock after the Award Effective Date, but before the Key Employee’s interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable, the Stock dividend shall be treated as part of the award of the related Performance Stock, and the Key Employee’s interest in such Stock dividend shall be forfeited or become nonforfeitable at the same time as the Performance Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. The disposition of each other form of dividend which is declared on a share of Performance Stock shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend.

A Key Employee shall be allowed to exercise voting rights with respect to a share of Performance Stock after the Award Effective Date, but before the Key Employee’s interest in the Performance Stock is forfeited or becomes fully vested and nonforfeitable.

6.05    Satisfaction of Nonforfeitability Conditions; Provision for Income and Excise Taxes. A share of Stock shall cease to be Performance Stock at such time as a Key Employee’s interest in such share of Stock becomes fully vested and nonforfeitable under Section 6.03 or Article IX of this Plan, and the certificate representing such share of Stock shall be transferred to the Key Employee as soon as practicable thereafter.

ARTICLE VII – SECURITIES REGISTRATION

Each Performance Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the satisfaction of the conditions described in Section 6.03 of this Plan for nonforfeitability of Performance Stock, the Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement signed by the Key Employee satisfactory to the Company to that effect. With respect to Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee under the Securities Act of 1933 or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee. Notwithstanding the foregoing, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee.

ARTICLE VIII – ADJUSTMENT

The Board, in its sole and absolute discretion, may, but shall not be required to, adjust the number of shares of Stock reserved under Article III of this Plan, the annual grant limit set forth in Section 6.02 of this Plan (to the extent permitted by the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), and shares of Performance Stock theretofore granted in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as Stock dividends or Stock splits. If any adjustment under this Article VIII would create a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved or granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Article VIII by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of shares reserved under Article III within the meaning of Article X(a) of this Plan.

ARTICLE IX – SALE OR MERGER OF COMPANY; CHANGE IN CONTROL

9.01    Sale or Merger. If the Company agrees to sell all or substantially all of its assets for cash or property or for a combination of cash and property or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property and such agreement does not provide for the assumption or substitution of Performance Stock granted under this Plan, all shares of Performance Stock shall become fully vested and nonforfeitable.

9.02    Change in Control. In the event of a Change in Control, the Board thereafter shall have the right to take such action with respect to any shares of Performance Stock that are forfeitable, or all such shares of Performance Stock, as the Board in its sole and absolute discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under this Plan. Furthermore, the Board shall have the right to take different action under this Section 9.02 with respect to different Key Employees or different groups of Key Employees, as the Board in its sole and absolute discretion deems appropriate under the circumstances.

Notwithstanding the foregoing provisions of this Article IX, all shares of Performance Stock shall become fully vested and nonforfeitable in the event of (i) any tender or exchange offer for Stock accepted by a majority of the shareholders of the Company; or (ii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his parents, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Stock owned by J. Hyatt Brown prior to his death. If any shares of Performance Stock become fully vested and nonforfeitable because of the occurrence of the events described in (i) or (ii) of this paragraph, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., I.R.C. § 4999 and any successor provision). The Company will also pay to such holders the amount of any tax liability with respect to the “gross-up” payment described in the preceding sentence.

ARTICLE X – AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board in its sole and absolute discretion deems necessary or appropriate. Notwithstanding the foregoing, no amendment of this Plan shall be made absent the approval of the shareholders of the Company if the effect of the amendment is:

(a)    to increase the number of shares of Stock reserved under Article III of this Plan;

(b)    to change the class of employees of the Company eligible for awards of Performance Stock or to otherwise materially modify the requirements as to eligibility for participation in this Plan; or

(c)    to modify the material terms of this Plan that must be approved by shareholders of the Company under the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code.

The Board in its sole and absolute discretion may suspend the awarding of Performance Stock under this Plan at any time and may terminate this Plan at any time. Notwithstanding the foregoing, the Board shall not have the right to modify, amend or cancel any share of Performance Stock granted before such suspension or termination unless the Key Employee to whom the Performance Stock is awarded consents in writing to such modification, amendment or cancellation, or there is a dissolution or liquidation of the Company or a transaction described in Article VIII or IX of this Plan.

ARTICLE XI – TERM OF PLAN

No Performance Stock shall be awarded under this Plan on or after the earlier of:

(a)    the twentieth anniversary of the effective date of this Plan, as determined under Article IV of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all Performance Stock awarded under this Plan has been forfeited or the conditions described in Section 6.03 of this Plan for nonforfeitability of all Performance Stock awarded under this Plan have been completely satisfied; or

(b)    the date on which all of the Stock reserved under Article III of this Plan has, as a result of the satisfaction of the conditions described in Section 6.03 of this Plan for nonforfeitability of Performance Stock awarded under this Plan, been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

ARTICLE XII – MISCELLANEOUS

12.01    Shareholder Rights. Subject to Section 6.04 of this Plan, a Key Employee’s rights as a shareholder in the shares of Performance Stock awarded to him or her shall be set forth in the related Performance Stock Agreement.

12.02    No Contract of Employment. The award of Performance Stock to a Key Employee under this Plan shall not constitute a contract of employment and shall not confer on a Key Employee any rights upon his or her termination of employment with the Company in addition to those rights, if any, expressly set forth in the Performance Stock Agreement related to his or her Performance Stock.

12.03    Withholding. The acceptance of an award of Performance Stock shall constitute a Key Employee’s full and complete consent to whatever action the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, that the Committee in its sole and absolute discretion deems applicable to such Performance Stock. The Committee also shall have the right to provide in a Performance Stock Agreement that a Key Employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or her under this Plan.

12.04    Governing Law. The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the State of Florida.

Approved by the Board of Directors: October 31, 1995

Approved by Shareholders: April 30, 1996

As amended, effective February 27, 1998; April 29, 1998; August 23, 2000; January 24, 2001; November 21, 2001; April 24, 2003; March 17, 2005 (by Board; approved by Shareholders April 21, 2005); January 23, 2008.